Exhibit 10.11
Summary of Base Salaries for 2005 Named Executive Officers
Effective August 1, 2005, the Compensation Committee of the Company’s Board of Directors approved increases to the annual base salaries of the named executive officers, after a review of performance and competitive market data.

	Year
	(as of
Name and Position	August 1)	Base Salary
Craig A. Davis Chairman and Chief	2005	$913,750
Executive Officer	2004	$850,000

Gerald J. Kitchen Executive Vice President, General Counsel,	2005	$307,500
Chief Administrative Officer and Secretary	2004	$291,500

David W. Beckley Executive Vice President and	2005	$305,000
Chief Financial Officer	2004	$289,000

E. Jack Gates Executive Vice President and	2005	$342,500
Chief Operating Officer	2004	$325,000

Daniel J. Krofcheck Vice President and	2005	$212,500
Treasurer	2004	$202,000
The Compensation Committee of the Company’s Board of Directors approves annual base salaries for executive officers of the Company each August 1. Accordingly, summary compensation for named executive officers disclosed by the Company in its reports filed with the Securities and Exchange Commission may differ from the amounts set forth above. Information related to the other elements of total compensation for these named executive officers was previously disclosed in the 2005 Proxy Statement filed July 15, 2005.